Exhibit 19.1

INSIDER TRADING POLICY

Last Updated and Approved: June 18, 2025

A.
Introduction.

During the course of your relationship with GBank Financial Holdings Inc., a Nevada corporation or any of its subsidiaries (collectively, the “Company” or “GBank”), you may receive confidential or material nonpublic information (“inside information” or “MNPI”) about the Company or about other companies with which the Company engages in transactions or has business relationships. MNPI may give you, or someone you pass that information on to, an advantage over others when deciding whether to buy, sell, or otherwise transact in the Company’s securities or the securities of another company.

Insider trading violations are pursued vigorously by the U.S. Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (“Exchange Act”), and similar state authorities, and are punished severely. While the SEC concentrates its efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by Company personnel.

Accordingly, the Company’s board of directors (the “Board”) has adopted this Insider Trading Policy (this “Policy”) both to satisfy its obligation to take reasonable steps to prevent insider trading and to protect the Company and the persons covered by this Policy from the severe consequences associated with violations of the insider trading laws and regulations. This Policy sets forth guidelines with respect to transactions in the Company’s securities by the Company’s directors, officers and employees, and other similar persons, as well as consultants who are advised that they are subject to this Policy (“designated consultants”) and the other persons subject to this Policy as described below.

Unless the context requires otherwise, all references to the Company in this policy include the subsidiaries and affiliates of the Company.

B.
Statement of Policy.

It is the Company’s policy that persons covered by this Policy who are aware of MNPI relating to the Company may not, directly or indirectly through any other person or entity:

1.
engage in any transactions in the Company’s securities, except as otherwise specified in this Policy under the heading “Transactions Not Subject to this Policy” below that were pre-approved pursuant to the section titled “Pre-Clearance Procedures and Advance Notice of Transactions” set forth below;
2.
recommend the purchase or sale of any of the Company’s securities;
3.
disclose MNPI to persons (a) within the Company whose jobs do not require them to have that information, or (b) outside of the Company to other persons, such as family, friends, business associates and investors, unless the disclosure is made in accordance with the Company’s

Exhibit 19.1

policies regarding the protection or authorized external disclosure of information regarding the Company; or
4.
assist anyone engaged in the above activities.

In addition, it is the policy of the Company that no employee, director or designated consultant of the Company (or any other person subject to this Policy) who, in the course of working for the Company, learns of or is otherwise aware of MNPI about another company with which the Company does business, including a partner, collaborator or supplier of the Company may trade in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted herein in this Policy. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

C.
Transactions Subject to this Policy.

This Policy applies to all transactions in securities issued by the Company, including the Company’s common stock, options to purchase common stock or any other type of securities that the Company may issue, including (but not limited to) preferred stock, convertible debentures and warrants, as well as related financial instruments or derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities.

Transactions subject to this Policy include purchases, sales and all bona fide gifts of the Company’s securities, except as expressly set forth below.

For purposes of this Policy, the terms “trade,” “trading” and “transactions” include not only purchases and sales of the Company’s shares in the public market, but also engaging in short sales, transactions in put or call options, hedging transactions, other inherently speculative transactions, making any other purchases, sales, transfers or other acquisitions and dispositions of common or preferred equity, options (including certain exercises of options, as described in more detail below), warrants and other securities (including debt securities) and other arrangements or transactions that affect economic exposure to changes in the prices of these securities. For the purposes of this Policy, a “related financial instrument” means (i) an instrument, agreement, security or exchange contract the value, market price or payment obligations of which are derived from, referenced to or based on the value, market price or payment obligations of a security or (ii) any other instrument, agreement, or understanding that affects, directly or indirectly, a person or company’s economic interest in a security or a futures contract or an option traded on an exchange.

D.
Persons Subject to this Policy.

The provisions outlined in this Policy apply to all directors, officers, employees and designated consultants of the Company. In addition, if you are subject to this Policy, this Policy applies to your family members (meaning your spouse, parents, children, children away at college, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone else (other than domestic employees) who shares your home), anyone else who lives in your household, and any family members

Exhibit 19.1

who do not live in your household but whose transactions in the Company’s securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in the Company’s securities (collectively referred to in this Policy as “Family Members”). This Policy also applies to any entities that you or your Family Members influence or control, including any corporations, partnerships or trusts (collectively referred to in this Policy as “Controlled Entities”). You are responsible for the transactions of your Family Members and Controlled Entities and should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members. You are responsible for making sure that your Family Members and Controlled Entities comply with this Policy.

Although all persons described above are generally subject to this Policy, not all sections of this Policy will apply to all persons described above. Specifically, the sections titled “Pre-Clearance Procedures and Advance Notice of Transactions” and “Blackout Periods” apply only to directors and executive officers of the Company and its subsidiaries, and any other persons specifically designated by a Clearing Officer (as defined below), together with their respective Family Members and Controlled Entities.

E.
Material Nonpublic Information (MNPI).

1. “Material” Information.

Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances with the benefit of hindsight. If you are uncertain whether information is material, you should assume that it is until you obtain guidance from the individual designated by the Company’s Board of Directors as the clearing officer or their designee (each, a “Clearing Officer”) and your actions are in accordance with the Company’s “Corporate Disclosure Policy.” The Company’s Chief Financial Officer has been appointed as the Clearing Officer.

Depending on the specific details, the following items may be considered MNPI until publicly disclosed within the meaning of this Policy. It is not possible to define all categories of material information and there may be other types of information that would qualify as material information as well; use this list merely as a non-exhaustive list of examples:

(a)
annual or quarterly financial results;
(b)
financial forecasts or projections, and any changes, revisions or withdrawals thereof;
(c)
dividend announcements;
(d)
earnings estimates or changes in previously announced earnings estimates;
(e)
significant expansion or curtailment of operations;
(f)
significant increase or decrease in business;

Exhibit 19.1

(g)
status of and new developments related to product development;
(h)
regulatory or governmental inquiry or investigation of the Company, its management or employees that could be material to the Company;
(i)
regulatory violations;
(j)
potential mergers, amalgamations, acquisitions or dispositions of assets, divisions or companies;
(k)
significant related party transactions;
(l)
new equity or debt offerings;
(m)
significant changes in the capital structure of the Company, share splits, dividends or changes in dividend policy;
(n)
the establishment of a repurchase program for the Company’s securities;
(o)
significant changes in relationships with suppliers or customers (e.g., the award, cancellation, or loss of major contracts);
(p)
establishment of, or developments in, strategic partnerships, joint ventures or similar collaborations;
(q)
notice of issuance or denial of patents, the acquisition of other material intellectual property rights or notice of a material adverse change in intellectual property or patents owned by Company;
(r)
board, management or control changes;
(s)
significant employee layoffs;
(t)
tender offers or proxy fights;
(u)
information about significant misstatements or omissions in the Company’s disclosure documents or potential restatements of the Company’s financial statements;
(v)
positive or negative developments in outstanding significant litigation;
(w)
litigation or settlements, including significant litigation exposure due to actual or threatened litigation;
(x)
material cybersecurity incidents impacting the Company’s operations or data, including customer information, and the remediation of such incidents;
(y)
changes in auditors or auditor notification that the Company may no longer rely on audit information; and

Exhibit 19.1

(z)
impending bankruptcy or financial liquidity problems.

2. When Information Is Considered Public.

Information that has not been disclosed to the public is generally considered to be nonpublic information. For information to be considered publicly disclosed, it must be widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through a press release, through the newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or, news website, or has been made readily accessible to investors on the Company’s website, or included in public disclosure documents filed with the SEC that are available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees, or if it is only available to a select group of analysts, brokers or institutional investors.

Once information is widely disseminated, a sufficient amount of time must have passed to allow the information to be fully disclosed. As a general rule, information will be considered publicly disseminated after two full trading days have elapsed since the information was publicly disclosed. For example, if an announcement of MNPI of which you were aware was made prior to trading on Wednesday, then you may execute a trade or other transaction in the Company’s securities on Friday; if an announcement of MNPI of which you were aware was made after trading ends on Wednesday, then you may execute a trade or other transaction in the Company’s securities on Monday. Depending on the particular circumstances, the Company may determine that a longer or shorter waiting period should apply to the release of specific MNPI.

F.
Quarterly Trading Blackout Periods.

The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for Company Securities. Therefore, to minimize even the appearance of trading while aware of MNPI, we have established “quarterly trading blackout periods” during which the Company’s, directors as well as members of the Company’s Finance Team (the “Finance Team”), the Company’s Legal Department (the “Legal Department”) and other employees or consultants as designated by the Clearing Officer and their respective Family Members and Controlled Entities—regardless of whether they are aware of MNPI or not—may not conduct any trades in the Company’s securities. That means that, except as described in this Policy, all Company directors as well as all members of the Finance team, Legal Department and any other employees or consultants as designated by the Clearing Officer and their respective Family Members and Controlled Entities will be able to trade in Company securities only during limited open trading window periods that generally will begin after two full trading days have elapsed since the public dissemination of the Company’s annual or quarterly financial results and end at the beginning of the next quarterly trading blackout period. Of course, even during an open trading window period, you may not (unless an exception applies) conduct any trades in Company securities if you are otherwise in possession of MNPI.

For purposes of this Policy, each “quarterly trading blackout period” will generally begin on the 15th calendar day of the last month of each fiscal quarter and end after two full trading days have elapsed since the public dissemination of the Company’s financial results for such quarter. In other words, these persons may only conduct transactions in Company securities during the “window period” beginning on the third trading day after the public release of the Company’s quarterly financial results and ending on the 14th calendar day of the last month of the next fiscal quarter.

Exhibit 19.1

Please note that the quarterly trading blackout period may commence early or may be extended if, in the judgment of the Clearing Officer, there exists undisclosed information that would make trades by Company employees, directors and designated consultants inappropriate. It is important to note that the fact that the quarterly trading blackout period has commenced early or has been extended should be considered insider information that should not be communicated to any other person.

A person who is subject to a quarterly trading blackout period and who has an unexpected and urgent need to sell Company securities in order to generate cash may, in appropriate circumstances, be permitted to do so even during a blackout period. Hardship exceptions may be granted only by the Clearing Officer in their sole discretion, after consultation with the Company’s outside legal counsel, and must be requested at least two business days in advance of the proposed trade. A hardship exception may be granted only if the circumstances are extenuating, the Clearing Officer concludes that the person does not in fact possess MNPI at that time, and there appears to be no significant risk that the trade may subsequently be questioned. Under no circumstance will a hardship exception be granted during an event-specific blackout period.

G.
Event-Specific Trading Blackout Periods.

From time to time, an event may occur that is material to the Company and is known by only a few directors, officers and/or employees. So long as the event remains material and nonpublic, the persons designated by the Clearing Officer may not trade in the Company’s securities. In that situation, the Clearing Officer will notify the designated individuals that neither they nor their Family Members or Controlled Entities may trade in the Company’s securities. The existence of an event-specific trading blackout should also be considered MNPI and should not be communicated to any other person. Even if you have not been designated as a person who should not trade due to an event-specific trading blackout, you should not trade while aware of MNPI. Exceptions will not be granted during an event-specific trading blackout.

H.
Pension Fund Blackout Periods.

No director or officer of the Company may trade in the Company’s securities during any “pension fund blackout period” if that person acquired such securities in connection with his or her role as a director or officer of the Company. A “pension fund blackout period” means any period of more than three consecutive business days during which the ability of not fewer than 50% of the participants or beneficiaries under all individual account plans (as defined under the Employee Retirement Income Security Act of 1974, but excluding a one-participant retirement plan) maintained by the Company to purchase, sell or otherwise acquire or transfer an interest in any equity security of the Company held in such an individual account plan is temporarily suspended by the Company or a fiduciary of the plan, but does not include any period which the SEC exempts from the definition of “blackout period” under Section 306(a) of the Sarbanes-Oxley Act of 2002.

The quarterly trading blackout periods, event-specific trading blackout periods, and pension fund blackout periods do not apply to those transactions to which this Policy does not apply, as described under the heading “Transactions Not Subject to this Policy” below.

I.
Transactions Not Subject to this Policy.
1.
Stock Option Exercises.

Exhibit 19.1

This Policy does not apply to the exercise of options granted under the Company’s 2016 Equity Incentive Plan, as amended (“EIP”), for cash or, where permitted under the option, by a “net exercise” transaction with the Company, whereby an option holder has elected to have the Company withhold shares subject to an option to cover the exercise price of the options; provided that, at the time of exercise or withholding, they are not in possession of MNPI about the Company. This Policy does, however, apply to any sale of the Company’s securities acquired upon the exercise of a stock option, as well as to any sale of shares as part of a broker-assisted cashless exercise or any other market sale, whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes, and notwithstanding whether such shares were granted pursuant to the EIP as an option, a restricted stock award, a restricted stock unit, or even a stock appreciation right.

2.
Tax Withholding Transactions.

This Policy does not apply to the surrender of shares directly to the Company to satisfy tax withholding obligations as a result of the issuance of shares upon vesting or exercise of restricted stock units, options or other equity awards granted under the Company’s equity compensation plans; provided that, at the time of surrender, the individual is not in possession of MNPI about the Company. Of course, any market sale of the shares received upon exercise or vesting of any such equity awards remains subject to all provisions of this Policy whether or not for the purpose of generating the cash needed to pay the exercise price or pay taxes.

3.
Restricted Stock Awards.

This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right under which you elect to have the Company withhold shares of stock to satisfy net withholding requirements upon the vesting of any restricted stock. This Policy does apply, however, to any sale of restricted stock in any public or private transaction.

4.
401(k) Plan.

To the extent that the Company’s 401(k) plan may from time to time permit the acquisition of Company Securities, this Policy does not apply to purchases of Company Securities in the Company’s 401(k) plan resulting from your periodic contribution of money to the plan under any payroll deduction election. This Policy does apply, however, to certain elections you may make under the Company’s 401(k) plan, including: (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to Company stock fund; (b) an election to make an intra-plan transfer of an existing account balance into or out of Company stock fund; (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance; (d) an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to your Company stock fund; and (e) an election to purchase Company Securities in the open market pursuant to any open-brokerage account within the Company’s 401(k) plan.

5.
Employee Share Purchase Plan under the EIP.

Employees who are eligible to do so may purchase the Company’s securities under the EIP on periodic designated dates in accordance with the EIP without restriction to any particular period only after a Form S-8 is filed and declared by the SEC covering the EIP. However, in the event the Company purchases Company securities in the open market in order to fund participant purchases of the Company’s

Exhibit 19.1

securities in the EIP, then this Policy would apply to your election to participate, or any changes to your election to participate, in the EIP for any enrollment period during which the Company makes such purchases of Company securities in the open market in order to fund participant purchases of the Company’s securities in the EIP. This Policy will also apply to your sales of the Company’s securities purchased pursuant to the EIP. This Policy does, however, apply to an employee’s initial election to participate in the EIP, changes to an employee’s election to participate in the EIP for any enrollment period, or to the subsequent sale of the shares acquired pursuant to the EIP.

6.
Company Offerings or Repurchases.

The purchase of the Company’s securities from the Company, and the sale of the Company’s securities to the Company, are not subject to this Policy.

7.
Mutual Fund Transactions.

Transactions in mutual funds that are invested in the Company’s securities are not subject to this Policy.

J.
Special and Prohibited Transactions.

The Company has determined that there is a heightened legal risk or potential appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions. Therefore, no person subject to this Policy should engage in any of the following transactions except to the extent permitted below:

1.
Speculative or Short-Term Trading.

No director, officer, employee or consultant who purchases the Company’s securities in the open market may engage in short sales, transactions in put options, call options or other derivative securities on an exchange or in any other organized market, or in any other inherently speculative transactions with respect to the Company’s shares.

2.
Hedging Transactions.

Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a Company director, employee or consultant to continue to own the Company’s securities or hold related financial instruments, whether obtained through employee benefit plans or otherwise, but without the full risks and rewards or economic exposure of ownership. When that occurs, the Company employee, director or consultant may no longer have the same objectives as the Company’s other shareholders. Therefore, Company employees, directors and designated consultants are prohibited from engaging in any such transactions.

3.
Margin Accounts and Pledged Securities.

Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of MNPI or

Exhibit 19.1

otherwise is not permitted to trade in the Company’s securities, directors, employees and consultants are prohibited from holding Company securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan.

4.
Standing and Limit Orders.

Standing and limit orders (except standing and limit orders under approved 10b5-1 Trading Plans, as discussed above) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a trade or transaction when a director, employee or consultant is in possession of MNPI. The Company therefore discourages placing standing or limit orders on the Company’s securities. If a person subject to this Policy determines that they must use a standing order or limit order (other than under an approved 10b5-1 Trading Plan as discussed above), the order should be limited to short duration and the person using such standing order or limit order is required to cancel such instructions immediately in the event restrictions are imposed on their ability to trade pursuant to the “Quarterly Trading Blackout Periods” and “Event-Specific Trading Blackout Periods” provisions above.

K.
Rule 10b5-1 Plans.

Rule 10b5-1 issued under the Exchange Act provides a defense from insider trading liability under Rule 10b-5 issued under the Exchange Act. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b5-1 plan for transactions in the Company’s securities that meets certain conditions specified in Rule 10b5-1 (“Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, transactions in the Company’s securities subject to that plan may be purchased or sold without regard to certain insider trading restrictions—even when the person who has entered into the plan is aware of MNPI. To comply with this Policy, a Rule 10b5-1 Plan must meet the requirements of Rule 10b5-1 and be pre-approved by the Clearing Officer, and such pre-approval requirement applies to any amendment of a pre-approved Rule 10b5-1 Plan.

In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not in possession of MNPI. Once the plan is adopted, the person must not exercise any influence over the amount of the Company’s securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. The plan must include a cooling-off period before trading can commence that, for directors or officers, ends on the later of (i) 90 calendar days after the adoption of the Rule 10b5-1 plan or (ii) two business days following the disclosure of the Company’s financial results in an SEC periodic report for the fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period is subject to a maximum of 120 calendar days after adoption of the plan), and for persons other than directors or officers, 30 calendar days following the adoption or modification of a Rule 10b5-1 plan. A person may not enter into overlapping Rule 10b5-1 plans (subject to certain exceptions) and may only enter into one single-trade Rule 10b5-1 plan during any 12-month period (subject to certain exceptions). Directors and officers must include a representation in their Rule 10b5-1 plan certifying that: (i) they are not aware of any MNPI; and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions in Rule 10b-5. All persons entering into a Rule 10b5-1 plan must act in good faith with respect to that plan.

Exhibit 19.1

Any Rule 10b5-1 Plan must be submitted to the Clearing Officer for approval not less than five business days prior to the entry into the Rule 10b5-1 Plan and not less than five business days prior to effectuating any amendment to a previously approved Rule 10b5-1 Plan. Transactions effected under a pre-cleared Rule 10b5-1 Plan will not require further pre-clearance at the time of the transaction if the plan specifies the dates, prices and amounts of the contemplated trades, or establishes a formula for determining the dates, prices and amounts.

L.
Pre-Clearance Procedures and Advance Notice of Transactions.

In addition to the requirements listed above, directors and executive officers of the Company, and any other persons designated by the Clearing Officer under this Policy as being subject to the pre-clearance procedures, together with their respective Family Members and Controlled Entities, may not engage in any transaction in the Company’s securities without first obtaining pre-clearance of the transaction from the Clearing Officer.

A request for pre-clearance should be submitted to the Clearing Officer at least two business days in advance of the proposed transaction. The Clearing Officer is under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction. If a person seeks pre-clearance to engage in the transaction and is denied, then he or she should refrain from initiating any transaction in the Company’s securities and should not inform any other person of the restriction. Pre-cleared transactions not completed within five (5) business days shall require new pre-clearance under the provisions of this paragraph. The Clearing Officer may, at their discretion, shorten such period of time.

Persons subject to pre-clearance must also give advance notice of their plans to exercise an outstanding share option to the Clearing Officer.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any MNPI about the Company and should describe fully those circumstances to the Clearing Officer. The requestor should also indicate whether he or she has effected any transactions in the Company’s securities within the past six months and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5 filing with the SEC. The requestor should also be prepared to comply with SEC Rule 144 and file a Form 144 with the SEC, if necessary, at the time of any sale.

Pre-clearance of a trade does not constitute legal advice and does not relieve the requestor of his or her legal obligation to refrain from trading while in possession of MNPI.

The requirement for pre-clearance does not apply to those transactions to which this Policy does not apply, as described above under the heading “Transactions Not Subject to this Policy,” or to transactions conducted under pre-approved Rule 10b5-1 plans, as described under the heading “Rule 10b5-1 Plans.”

M.
DESIGATED BROKER REQUIREMENT FOR INSIDER TRANSACTIONS

To ensure compliance with applicable securities regulations and to support the Company’s obligations under Section 16 of the Exchange Act, all transactions involving the purchase or sale of Company securities by persons identified as “insiders” under this Policy must be executed through the Designated Broker approved by the Company’s Board of Directors.

This broker is responsible for ensuring timely coordination of all required filings, including Form 144 (if applicable), trade pre-clearance, and Form 4 submissions.

Exhibit 19.1

Affected insiders must establish a brokerage account with the Designated Broker in advance of any trading activity and transfer the shares intended for sale.

Use of a non-designated broker is prohibited for transactions subject to Section 16 unless prior written authorization is provided by the Clearing Officer or General Counsel.

The Designated Broker may also assist with the implementation of Rule 10b5-1 plans and other structured sales, as described in this Policy.

N.
Short-Swing Trading/Control Share/Section 16 Reports.

Officers and directors subject to the reporting obligations under Section 16 of the Exchange Act should take care not to violate the prohibition on short-swing trading (within the meaning of Section 16(b) of the Exchange Act) and the restrictions on sales by control persons (Rule 144 under the Securities Act of 1933, as amended), and should file all appropriate Section 16(a) reports (Forms 3, 4 and 5), which are enumerated and described in the Company’s Memorandum Regarding Section 16 Compliance Program, and any notices of sale required by Rule 144. All Section 16 filings must be available on the Company’s website no later than the end of the business day after the filing with the SEC. Any late or delinquent Section 16 filing must also be publicly reported, by individual, under separate caption, in the Company’s proxy statement for its next annual meeting.

O.
Duration of Policy’s Applicability.

This Policy continues to apply to your transactions in the Company’s securities or the securities of other companies engaged in business transactions with the Company even after your employment, consultancy or directorship with the Company has terminated. If an individual is in possession of MNPI when his or her relationship with the Company concludes, neither that individual, nor his or her Family Members or Controlled Entitles, may not trade in the Company’s securities or the securities of such other company until the information has been publicly disseminated (as described in this Policy) or is no longer material. The pre-clearance procedures described in this Policy, however, will cease to apply to transactions in Company Securities at the time of the insider’s termination of service.

P.
Individual Responsibility.

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in the Company’s securities while aware of MNPI. Each individual is responsible for making sure that they comply with this Policy, and that any family member, household member or other person or entity whose transactions are subject to this Policy, as discussed under the heading “Persons Subject to this Policy” above, also comply with this Policy. In all cases, the responsibility for determining whether an individual is aware of MNPI rests with that individual, and any action on the part of the Company or any employee or director of the Company pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws. See “Consequences of Violations” below.

Exhibit 19.1

Q.
Consequences of Violations.

The purchase or sale of securities while aware of MNPI, or the disclosure of MNPI to others who then trade in Company Securities, is prohibited by federal and applicable state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and applicable state enforcement authorities, among others. Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel. In addition, an individual’s failure to comply with this Policy may subject the individual to Company imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. A violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career. Accordingly, the Company strongly urges all persons covered by this Policy to strictly comply with its terms.

Any director, officer, employee, or consultant who has questions about this Policy should contact their own attorney or the Clearing Officer.

R.
Review and Amendments to Policy.

The Company is committed to continuously reviewing and updating its policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the Clearing Officer.

Exhibit 19.1

GBank Financial Holdings Inc.

Insider Trading Policy

Pre-Clearance Form

To: GBANK FINANCIAL HOLDINGS INC.

Ladies and Gentlemen:

Pursuant to the Insider Trading Policy of GBank Financial Holdings Inc. (“Company”), I would like clearance for the following proposed transactions in securities of the Company:

Number of Shares and Amount Per Share Purchase or Sale

I certify that I am not aware of any material nonpublic information about the Company or its subsidiaries and affiliates, or, if aware, I have described fully those circumstances to the Company’s Chief Risk Officer or Chief Executive Officer. I also certify that I have not effected any transaction in Company securities within the past six months, or, if I have, any such transactions have been disclosed to the Company’s Chief Risk Officer or Chief Executive Officer.

I understand that this clearance may be rescinded prior to my effecting the above transaction, if material nonpublic information regarding the Company arises and, in the reasonable judgment of the Company, the completion of my trade would be inadvisable. I also understand that the ultimate responsibility for the compliance with the insider trading provisions of the securities laws rests with me and that clearance of any proposed transaction should not be construed as a guarantee that I will not later be found to have been in possession of material nonpublic information.

Date:

Signature

Printed Name

Title or Insider Relationship

Clearance of the above trade is granted.

[__________], Clearing Officer

Date:

Exhibit 19.1

GBANK FINANCIAL HOLDINGS INC.

INSIDER TRADING POLICY

CERTIFICATION

To: GBANK FINANCIAL HOLDINGS INC.

I, ________________________, have received and read a copy of the GBANK FINANCIAL HOLDINGS INC. Insider Trading Policy (the “Policy”). I hereby agree to comply with the specific requirements of the Policy in all respects during my employment or other service relationship with GBANK FINANCIAL HOLDINGS INC. I understand that this Policy constitutes a material term of my employment or other service relationship with GBANK FINANCIAL HOLDINGS INC. (or a subsidiary thereof) and that my failure to comply in all respects with the Policy is a basis for termination for cause.

(Signature)

(Name)

(Date)